Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

For Immediate Release	Company Contact:
Nancy C. Broadbent
Senior Vice President and
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

Orthovita Reports 2009 Third Quarter Financial Results

•	Third quarter 2009 sales increased 8% to $22.3 million; operating loss was $1.0 million compared to an operating loss of $1.2 million in the third quarter of 2008

•	Controlled Cortoss launch in the U.S. generated $400,000 in Q3 2009 sales; Cortoss launch expanded to entire sales force for fourth quarter of 2009

MALVERN, PA, USA, November 5, 2009 – Orthovita, Inc. (NASDAQ: VITA), a leading orthobiologics and biosurgery company, today reported its financial results for the quarter ended September 30, 2009. Product sales for the third quarter of 2009 were $22.3 million, an 8% increase over product sales of $20.6 million in the third quarter of 2008. The 2009 third quarter results included $400,000 in U.S. sales of Cortoss™, the Company’s new and innovative synthetic biomaterial that was cleared by the FDA in June 2009 for the treatment of vertebral compression fractures. In July 2009, Orthovita initiated a limited, controlled launch of Cortoss in the U.S. using a small group of its highly trained direct sales representatives, and expanded the launch to its entire sales force for the fourth quarter of 2009.

Gross profit during the third quarter of 2009 was $15.1 million, or 68% of sales, compared to $13.9 million, or 68% of sales, in the third quarter of 2008. Operating expenses in the third quarter of 2009 were $16.1 million, a 7% increase over operating expenses of $15.1 million in the third quarter of 2008.

The operating loss for the third quarter of 2009 decreased to $1.0 million compared to an operating loss of $1.2 million in the third quarter of 2008. The net loss for the quarter ended September 30, 2009 was $1.7 million, or $0.02 per common share, which was unchanged from the third quarter of 2008.

“The most significant news of the third quarter was our controlled launch of Cortoss in the United States,” said Antony Koblish, President and Chief Executive Officer of Orthovita. “There are subtle but important differences in the application of the Cortoss technology compared to standard polymethylmethacrylate (PMMA) bone cement, and we wanted to ensure the best possible clinical outcomes as we introduced this innovative new technology to surgeons and patients. I am very pleased to report that surgeons adapted readily to the use of Cortoss, and many were impressed with the product’s ease of use, therapeutic fill and flow characteristics and strong clinical benefit. Several surgeons have commented that these features allow them to complete cases in less time than previously required. A number of surgeons are also using Cortoss in their more difficult cases and achieving favorable outcomes for their patients.”

“In September, following additional clinical training, all of our direct sales representatives began targeting surgeons for potential Cortoss use. Cortoss is a new technology, so our representatives need to spend quite a bit of time addressing new technology committees in hospitals before the product is approved and ordered. We are gratified to see that nearly two-thirds of the hospitals that have ordered Cortoss have already placed reorders for the product.”

“Total sales in the third quarter of 2009 increased over the corresponding 2008 quarter at a slower rate than in previous quarters,” commented Nancy Broadbent, Senior Vice President and Chief Financial Officer of Orthovita. “The third quarter is typically affected by summer seasonality, but we believe this had less of an impact in 2008 because of the rapid uptake of Vitoss Bioactive Foam launched earlier in 2008. We believe that sales force productivity in the 2009 quarter was also adversely affected by the launch of Cortoss in the U.S. and the time required educating physicians and hospital new technology committees about Cortoss.”

For the first nine months of 2009, product sales increased 22% to $68.5 million, compared to $56.1 million for the first nine months of 2008. This increase was due primarily to higher sales of Vitoss Bioactive Foam. Gross profit for the nine months ended September 30, 2009 was $ 46.7 million, or 68% of product sales, compared to $37.2 million, or 66% of product sales, in the nine months ended September 30, 2008. This improvement in gross margin was largely due to a more favorable product mix.

The operating loss in the first nine months of 2009 was $1.5 million compared to an operating loss of $8.5 million in the first nine months of 2008. This improvement resulted from higher sales and gross margins, which were partially offset by higher (5.0%) operating expenses in the first nine months of 2009 compared to the first nine months of 2008. The net loss for the first nine months of 2009 was $3.6 million, or $0.05 per common share, compared to a net loss of $9.5 million, or $0.13 per common share, in the first nine months of 2008.

Cash, cash equivalents and short-term investments were $22.5 million at September 30, 2009, compared to $32.3 million at December 31, 2008. For the nine months ended September 30, 2009, the net cash and cash equivalents used in operating activities was $5.9 million, compared to $11.7 million for the nine months ended September 30, 2008. Net cash and cash equivalents used in operating activities for the nine months ended September 30, 2009 decreased as compared with the nine months ended September 30, 2008, primarily due to a decrease in the operating loss.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Nancy C. Broadbent, Senior Vice President and Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern Time on Thursday, November 5, 2009 to review and discuss the third quarter 2009 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 35689143. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for two weeks beginning November 5, 2009 at 11:30 a.m. Eastern Time, and ending November 19, 2009, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 35689143.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. Our orthobiologics platform offers products for the fusion, regeneration, and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VITOSSTM Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CORTOSSTM Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. CORTOSS received clearance in June 2009 for vertebral augmentation. Our hemostasis portfolio includes VITAGELTM Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and VITASURE™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the demand and market acceptance of our products, including CORTOSS, our ability to successfully launch Cortoss, our ability to achieve our sales and net loss forecast for 2009, and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
PRODUCT SALES	$22,295,070	100%	$20,563,081	100%	$68,476,675	100%	$56,068,078	100%

COST OF SALES	7,149,818	32%	6,682,197	32%	21,826,529	32%	18,850,313	34%

GROSS PROFIT	15,145,252	68%	13,880,884	68%	46,650,146	68%	37,217,765	66%

OPERATING EXPENSES:
General & administrative expenses	3,443,940	15%	2,671,559	13%	9,148,039	13%	8,202,293	15%
Selling & marketing expenses	10,819,777	49%	10,957,284	53%	33,433,176	49%	32,236,273	57%
Research & development expenses	1,885,648	8%	1,456,380	7%	5,542,759	8%	5,292,670	9%

Total operating expenses	16,149,365	72%	15,085,223	73%	48,123,974	70%	45,731,236	81%

OPERATING LOSS	(1,004,113)	(4)%	(1,204,339)	(6)%	(1,473,828)	(2)%	(8,513,471)	(15)%

INTEREST EXPENSE	(756,081)	(3)%	(814,013)	(4)%	(2,342,272)	(3)%	(1,976,195)	(4)%

INTEREST INCOME	28,572	<1%	264,517	1%	238,569	<1%	1,075,520	2%
GAIN/(LOSS) ON SALE OR DISPOSAL OF ASSETS	0 4,995	<1%	74,074	(<1)%	4,995	<1%	(71,909)	(<1)%

LOSS BEFORE INCOME TAXES	(1,726,627)	(8)%	(1,679,761)	(8)%	(3,572,536)	(5)%	(9,486,055)	(17)%
INCOME TAXES	(14,350)	(<1)%	(14,350)	(<1)%	(43,050)	(<1)%	(43,050)	(<1)%

NET LOSS	$(1,740,977)	(8)%	$(1,694,111)	(8)%	$(3,615,586)	(5)%	$(9,529,105)	(17)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.02)		$(0.02)		$(0.05)		$(0.13)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	76,279,297		75,820,540		76,088,467		75,790,134

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Balance Sheet Data:	September 30, 2009	December 31, 2008

Cash and cash equivalents	$8,195,622	$8,518,118
Short-term investments	14,326,372	23,772,385
Accounts receivable, net	10,695,012	10,880,623
Inventories	25,269,431	19,757,268
Other current assets	674,199	693,889

Total current assets	59,160,636	63,622,283
Property and equipment, net	17,834,820	14,437,926
License and technology intangibles, net	11,749,438	12,353,783
Other assets	1,120,720	756,533

Total assets	$89,865,614	$91,170,525

Current liabilities	$10,795,160	$11,410,382
Notes payable, net of debt discount	34,020,245	33,808,606
Other long-term liabilities	423,984	309,852

Total liabilities	45,239,389	45,528,840
Total shareholders’ equity	44,626,225	45,641,685

Total liabilities and shareholders’ equity	$89,865,614	$91,170,525

Cash Flow Data:	Nine Months Ended September 30,
	2009	2008

Net cash used in operating activities	$(5,968,863)	$(11,737,273)

Net cash provided by investing activities	$4,303,772	$2,980,710

Net cash provided by financing activities	$1,238,475	$10,146,948

Effect of exchange rate changes on cash and cash equivalents	$104,120	$(395,617)

Source: Orthovita, Inc.